Exhibit 99.1

TransAtlantic Petroleum Ltd.

Announces Second Quarter 2011 Earnings and Operations Update and Appointment of New CFO

FOR IMMEDIATE RELEASE

Hamilton, Bermuda (August 9, 2011) – TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) is pleased to announce its results for the quarter ended June 30, 2011 and provide an operations update. The Company plans to provide a presentation with additional earnings data on its website at www.transatlanticpetroleum.com later today.

Selected Financial Highlights

•	Company timely files its Second Quarter 2011 Form 10-Q;

•	Production in the second quarter 2011 increased 59% over the same period in 2010;

•	Revenues in the second quarter 2011 increased 91% over the same period in 2010;

•

Net cash provided by operating activities from continuing operations increased to $19.1 million in the second quarter 2011 from $5.6 million in the first quarter 2011; Second quarter 2011 cash increased to $26.3 million from $20.1 million in first quarter 2011;

•	Borrowing base under Amended and Restated credit facility increased from $75.0 million to $95.0 million;

•	Year-End 2011 production target revised from 10,000 Boe to 7,000-7,500 Boe;

•	Estimated exploration and production budget, on a cash cost basis, is approximately $37.0 million for the second half of 2011.

Second Quarter 2011 vs. Second Quarter 2010. Total oil and natural gas revenues increased by $14.9 million to $30.8 million for the three months ended June 30, 2011 compared to $15.8 million realized in the same period in 2010. Of this increase, $5.7 million was attributable to the increase in our average price. For the three months ended June 30, 2011, our average price was approximately $85 per barrel of oil equivalent (“Boe”), compared to approximately $69 per Boe for the three months ended June 30, 2010. The remaining $9.2 million of the increase was due to an increase in our production volumes of approximately 133 thousand barrels of oil equivalent (“Mboe”). Much of this increase in production volumes was due to the acquisitions of Amity Oil International Pty. Ltd. and Petrogas Petrol Gaz ve Petrokimya Ürünleri Insaat Sanayi ve Ticaret A.S., (“Petrogas”) in August 2010, Direct Petroleum Bulgaria EOOD in February 2011 and Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”) in June 2011, which accounted for approximately 102 Mboe of the increase. Oilfield services revenue for the quarter ended June 30, 2011 increased 72% to $4.8 million ($22.1 million before intercompany eliminations), compared to $2.8 million ($10.3 million before intercompany eliminations) for the quarter ended June 30, 2010.

Net loss for the three months ended June 30, 2011 was $20.6 million, or $0.06 per share (basic and diluted), compared to a net loss of $16.4 million, or $0.05 per share (basic and diluted), for the three months ended June 30, 2010.

Second Quarter 2011 vs. First Quarter 2011. Total oil and natural gas revenues increased approximately $2.1 million to $30.8 million for the quarter ended June 30, 2011, compared to $28.7 million realized in the quarter ended March 31, 2011. For the second quarter 2011, our average realized price was $109 per barrel (“Bbl”) of oil and $7.34 per thousand cubic feet (“Mcf”) of natural gas, compared to average price received of $107 per Bbl and $7.29 per Mcf in the quarter ended March 31, 2011. Oilfield services revenue increased by $1.3 million to $4.8 million in the second quarter of 2011, compared to $3.5 million in the first quarter of 2011.

Net loss for quarter ended June 30, 2011 was $20.6 million, or $0.06 per share (basic and diluted), compared to a net loss of $22.6 million, or $0.07 per share (basic and diluted), for the quarter ended March 31, 2011.

All revenues and expenses associated with the Company’s Moroccan operations for the three and six months ended June 30, 2011 and 2010 have been included in discontinued operations. The following table shows selected financial data from the Company’s consolidated statements of operations and comprehensive loss:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
U.S. dollars and shares in thousands, except per share amounts	2011	2010	2011	2010
Total revenues	$35,509	$18,604	$67,705	$30,996
Costs and expenses:
Production	4,156	4,697	8,258	8,886
Exploration, abandonment and impairment	4,463	4,149	11,695	8,422
Seismic and other exploration	939	2,273	2,428	2,668
Oilfield services costs	5,725	1,701	10,786	4,416
Revaluation of contingent consideration	1,250	—	1,250	—
General and administrative	10,246	6,774	20,502	12,553
Depreciation, depletion and amortization	12,797	4,243	21,088	7,232
Accretion of asset retirement obligation	338	59	552	105

Total costs and expenses	39,914	23,896	76,559	44,282

Operating loss	(4,405)	(5,292)	(8,854)	(13,286)
Total other expense (income)	(3,416)	2,158	(16,792)	2,116

Loss before income taxes	(7,821)	(3,134)	(25,646)	(11,170)

Net loss from continuing operations.	(8,948)	(4,609)	(27,304)	(13,487)

Net loss from discontinued operations.	(11,648)	(11,825)	(15,898)	(14,287)

Net loss	(20,596)	(16,434)	(43,202)	(27,774)

Other comprehensive loss	(12,526)	(5,504)	(10,227)	(7,461)

Comprehensive loss	(32,122)	(21,938)	(53,429)	(35,235)

Net loss per share from continuing operations	$(0.03)	$(0.02)	$(0.08)	$(0.04)
Net loss per share from discontinued operations	$(0.03)	$(0.04)	$(0.05)	$(0.05)
Basic and diluted weighted average number of shares outstanding	351,165	304,597	346,181	303,989

Net cash provided by operating activities from continuing operations increased to $19.1 million for the quarter ended June 30, 2011 compared to $5.6 million for the quarter ended March 31, 2011. Net cash increased $6.1 million for the quarter ended June 30, 2011 compared to a net cash decrease of $14.5 million for the quarter ended March 31, 2011. The following table shows selected financial data from the Company’s consolidated statements of cash flows:

	For the Three Months Ended
U.S. dollars in thousands	June 30, 2011	March 31, 2011
Net cash provided by operating activities from continuing operations	$19,054	$5,630
Net cash used in investing activities from continuing operations	(11,802)	(23,418)
Net cash (used in) provided by financing activities from continuing operations	(832)	7,248
Net cash used in discontinued operations	(105)	(4,098)
Effect of exchange rate changes on cash and cash equivalents	(211)	162
Net increase (decrease) in cash and cash equivalents	$6,104	$(14,476)

At June 30, 2011, the Company had unrestricted cash and cash equivalents of $26.3 million, $93.0 million in short-term debt, $68.4 million in long-term debt and a working capital deficit of $50.4 million compared to unrestricted cash and cash equivalents of $34.7 million, $106.7 million in short-term debt, $30.1 million in long-term debt, and a working capital deficit of $60.2 million at December 31, 2010. The following table shows selected financial data from the Company’s consolidated balance sheets:

	As of
U.S. dollars in thousands	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	26,304	34,676
Accounts receivable	51,312	33,186
Prepaid and other current assets	13,849	6,376
Deferred income taxes	2,479	991
Oil and gas properties held for sale	2,420	—

Total current assets	96,364	75,229
Property and equipment, net	429,533	367,225
Other	21,456	29,893

Total assets	547,353	472,347

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	24,384	16,811
Short term debt	92,978	106,673
Accrued liabilities and other	23,573	10,329
Derivative liabilities	5,837	1,612

Total current liabilities	146,772	135,425

Total liabilities	258,712	197,717
Total stockholders’ equity	288,641	274,630

Total liabilities and stockholders’ equity	547,353	472,347

Production. The Company’s current 7-day average net production rate is 5,266 net Boe per day, including approximately 17.4 Mmcf per day of natural gas and approximately 2,400 Bbls per day of oil.

For the three months ended June 30, 2011, total net production increased 58% to approximately 362,000 Boe, compared to production of approximately 229,000 Boe for the same period last year and represented a 2.5% increase over production in the first quarter of 2011. For the six months ended June 30, 2011, total net production increased 91% to 717,000 Boe, compared to total production of 376,000 Boe for the same period in 2010.

In the three months ended June 30, 2011, the Company produced an average of 4,022 net Boe per day and sold approximately 219,000 net Bbls of crude oil at an average rate of approximately 2,400 net Bbls per day and approximately 690 net Mmcf of natural gas at an average rate of approximately 7.5 net Mmcf per day, excluding production from TBNG.

During the first six months of 2011, the Company sold approximately 438,000 net Bbls of crude oil at an average rate of approximately 2,400 net Bbls per day and approximately 1,500 net Mmcf of natural gas at an average rate of approximately 8.2 net Mmcf per day compared to approximately 316,000 net Bbls of crude oil at an average rate of approximately 1,700 net Bbls per day, and 356 net Mmcf of natural gas at an average rate of approximately 2.0 net Mmcf per day for the same period in 2010.

Appointment of Wil F. Saqueton as Chief Financial Officer

The Company is pleased to announce that its board of directors has appointed Wil F. Saqueton to serve as the Company’s Vice President and Chief Financial Officer. Mr. Saqueton had held the position of Corporate Controller since joining the Company in May 2011. Mr. Saqueton brings over 19 years of experience in corporate finance and accounting. From 2006 through 2010, Mr. Saqueton served as Vice President and Chief Financial Officer of BCSW, LLC, the owner of Just Brakes headquartered in Dallas, Texas. During his time with Just Brakes, the largest dedicated automotive brake repair company in the U.S., he chaired the executive committee and was responsible for the strategic planning, budgeting, external financing, accounting, audit and tax functions of the company. In 2009, he was recognized as a finalist for the Dallas Business Journal’s CFO of the Year. From 1995 until 2006, Mr. Saqueton held a number of positions of increasing scope and responsibility at the Chipset Group of Intel Corporation, beginning as a Senior Financial Analyst and earning promotions to Finance Manager, Operations Controller-Americas and finally to Strategic Controller. At the Chipset Group, he led the strategic finance team for Intel’s second largest business unit, generating $4 billion in annual revenue. From 1992 to 1995, Mr. Saqueton was a senior associate at Price Waterhouse LP. Mr. Saqueton earned an MBA from the University of California, Davis and a BS in Commerce from Santa Clara University.

Thrace Basin Operational Update

In the Thrace Basin of northwestern Turkey, the Company’s net production of natural gas for the second quarter of 2011, excluding TBNG, averaged approximately 7.2 Mmcf per day, compared to an average of approximately 3.9 Mmcf per day in the second quarter 2010. In addition, the Company has completed construction on the majority of the pipeline from its Apullu gas fields on license 4861 and is awaiting Turkish government approval to commence selling natural gas from the pipeline.

TBNG. During the first half of 2011, TBNG drilled ten wells, five of which were drilled in the second quarter. TBNG’s net natural gas production from June 7, 2011 (the date of acquisition) to June 30, 2011 averaged approximately 7.0 Mmcf per day. In addition, TBNG has begun a recompletion program on 41 identified existing wellbores in an effort to further increase production. The initial recompletions in uphole zones of these wellbores have resulted in an increase of approximately 3.2 net Mmcf of natural gas production per day.

Petrogas. In July 2011, the Company’s wholly owned subsidiary, Petrogas, received a wholesale natural gas license from the Energy Market Regulatory Authority of Turkey. Petrogas is currently producing approximately 3.3 net Mmcf of natural gas per day from four completed gas wells on Edirne license 4037.

Selmo and Arpatepe Operational Update

In southeastern Turkey, net production at the Selmo oil field in the second quarter of 2011 averaged approximately 2,300 Bbls per day, compared to approximately 1,700 Bbls per day in the second quarter of 2010. The Company has initiated completion activities on three of the first four wells on its first multi-well directional drilling pad at Selmo.

In June 2011, the Company and Aladdin Middle East, Ltd. commenced drilling two wells on the Arpatepe license. Both wells are currently drilling at a depth of between 5,000 and 6,000 feet.

Morocco Update

In June 2011, the Company announced its intention to sell the existing interests in Morocco and transfer all of its drilling services equipment from Morocco to Turkey. The Company has engaged FirstEnergy Capital LLP as its exclusive financial advisor for the sale of its interests in Morocco and to seek partners for the development of its exploration acreage in Bulgaria, Romania and central Turkey.

KMD Sale

On August 5, 2011, the Company sold its interest in the Kettleman Middle Dome unit in California. The sale resulted in net proceeds of approximately $1.5 million and completes the Company’s exit from U.S. operations.

Conference Call

The Company will host a conference call to discuss this release on Wednesday, August 10, 2011 at 8:30 a.m. Eastern, 7:30 a.m. Central. To access the conference call, please contact the conference call operator at 877-878-2762, or 678-809-1005 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the TransAtlantic conference call. The pass code is 88784160. A replay will be available until 11:59 p.m. Eastern on August 17, 2011. The number for the replay is 855-859-2056 or 404-537-3406 for international calls, and the pass code is 88784160.

An enhanced webcast of the conference call and replay will be provided by Shareholder.com and will be available through the Company’s web site. To access the conference call and replay, click on “Investors,” select “Events,” and click on “Webcast” found below the event listing.

About TransAtlantic

TransAtlantic Petroleum Ltd. is a vertically integrated, international energy company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Bulgaria and Romania. The Company owns its own drilling rigs and oilfield service equipment, which it uses to develop its properties in Turkey. In addition, the Company’s drilling services business provides oilfield services and drilling services to third parties in Turkey and Iraq.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward Looking Statements

This news release contains statements regarding the update of its website, the recompletion of wellbores, the drilling of exploration wells, the sale of the Company’s interests in Morocco, the approval of Turkish government authorities regarding a pipeline, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Note on Boe

Barrels of oil equivalent, or Boe, is derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet (“Mcf”) of natural gas to one barrel (“Bbl”) of oil. A boe conversion ratio of 6 Mcf to 1 Bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Boe may be misleading, particularly if used in isolation.

Contact:

N. Malone Mitchell, 3rd, CEO
Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	5910 N. Central Expressway
Suite 1755
Dallas, Texas 75206